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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           BOSTON LIFE SCIENCES, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

BOSTON LIFE SCIENCES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

   1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on March 29, 1996 and amendments thereto were subsequently duly filed and recorded (the Amended and Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the "Certificate").

   2. That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment (the "Amendment") to the Certificate:

RESOLVED, that the Board of Directors hereby approves and recommends to the Company's stockholders that the first sentence of Article FOURTH of the Certificate be, and it hereby is, subject to stockholder approval at the 2002 Annual Meeting of Stockholders of the Corporation, amended and restated in its entirety to read as follows:

"FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 51,000,000 to be divided into (a) 50,000,000 shares of Common Stock, par value $.01 per share, (b) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which 25,000 shares have been designated Series A Preferred Stock, with the powers, preferences and other rights as set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock filed on March 19, 2001, and of which 500,000 shares have been designated Series D Preferred Stock, with the powers, preferences and other rights as set forth in the Certificate of Designation, Preferences and Rights of Series D Preferred Stock filed on September 13, 2001."

FURTHER RESOLVED, that all other provisions of the Certificate, as heretofore amended, and all exhibits, attachments and certificates to the Certificate shall remain unchanged and in full force and effect.

   3. That thereafter a majority of the holders of the stock of the Corporation entitled to vote thereon voted in favor of the Amendment at a meeting of the stockholders duly held on June 11, 2002.

   4. That the foregoing amendment to the Certificate on Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, said Boston Life Sciences, Inc. has caused this Certificate to be executed by its duly authorized officers this 23th day of July, 2002.

                                                  BOSTON LIFE SCIENCES, INC.


                                                  By: /s/ S. David Hillson
                                                      --------------------
                                                  Name:  S. David Hillson
                                                  Title: Chief Executive Officer